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                                                                    EXHIBIT 99.3

GENCORP

                                                              Rosemary B. Younts
                                           Senior Vice President, Public Affairs

                                                                  (916) 351-8650
                                                                  (916) 804-7820
News Release
                                                                   Terry L. Hall
                                                       Senior Vice President and
                                                         Chief Financial Officer
                                                                  (916) 351-8606


                    GENCORP ANNOUNCES TWO MANAGEMENT CHANGES

                    TERRY HALL NAMED CHIEF OPERATING OFFICER;
      YASMIN SEYAL NAMED SR. VP, FINANCE AND ACTING CHIEF FINANCIAL OFFICER

         SACRAMENTO, CALIFORNIA, September 24, 2001 - GenCorp today announced that Terry Hall, Senior Vice President and Chief Financial Officer, has been promoted to the position of Chief Operating Officer of the Corporation. He will continue to report to Bob Wolfe, GenCorp Chairman, Chief Executive Officer and President, who has expressed a desire to retire at the end of 2003. In a second management move, Yasmin Seyal, Corporate Treasurer, has been promoted to Senior Vice President, Finance and will serve as acting Chief Financial Officer, also reporting to Wolfe.

         "I view these changes in GenCorp's leadership structure as very positive," Wolfe said. "As Chief Operating Officer with responsibility for all business units, Terry can place increased focus at this level on operational and performance improvements and strategies for growth. GenCorp's business unit presidents will now report to Terry," he said. "Yasmin's strength and experience in all aspects of finance will continue to ensure the Corporate Finance function operates effectively," Wolfe added.
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         Hall joined GenCorp in May 1999 from U.S. Airways, an $8 billion airline holding company where he was Senior Vice President, Finance and Chief Financial Officer. In this position, he was responsible for all aspects of corporate finance, as well as mergers and acquisitions. Prior to U.S. Airways, Hall served as Vice President, Finance and Chief Financial Officer at Apogee Enterprises, Inc. and as Vice President and Chief Financial Officer of Tyco International, where he was responsible for strategy, finances, mergers and acquisitions and operational oversight. He also held the position of Vice President and Treasurer for United Airlines, and Vice President, General Manager, and Chief Operating Officer at Northwest Aircraft, Inc.

         A graduate of Bemidji State University in Minnesota, Hall also received a law degree from the University of Minnesota School of Law, Minneapolis.

         Seyal has held various management positions with GenCorp since 1989, including Tax Manager for Aerojet, the Company's aerospace and defense segment, and Director of Treasury and Taxes, and Assistant Treasurer and Director of Taxes for the Corporation. She was appointed Corporate Treasurer for GenCorp in July 2000.

         Prior to GenCorp, Seyal was with PricewaterhouseCoopers where she served as Staff Accountant, Senior Accountant and Manager. In addition to being a Certified Public Accountant, Seyal is a member of the Tax Executives Institute
(TEI); member of the Aerospace Industry Association (AIA) Tax Committee; and a member of the Manufacturers Alliance for Productivity and Innovation, Inc.
(MAPI).

         She holds an MA degree in accounting from Aberdeen University, Scotland, and an MS degree in tax from the Golden Gate University, Sacramento.

         GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemicals and automotive industries. For more information, visit the Company's Web site at www.gencorp.com

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